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                                 AMENDMENT NO. 2
                            TO THE TYLER CORPORATION
                                STOCK OPTION PLAN

                  (AMENDED AND RESTATED AS OF FEBRUARY 7, 1997)


         Pursuant to Section 17 of the Tyler Corporation Stock Option Plan, as amended and restated as of February 7, 1997 (the "Plan"), the Plan is hereby amended as follows:

         1. Section 9 of the Plan is hereby amended to read in its entirety as follows:

                  9. OPTION PRICE. The option price for shares subject to options granted under the Plan shall be determined by the Committee and, with respect to Incentive Options, shall not be less than 100 percent of the fair market value per share of the Common Stock on the date the Incentive Option is granted. The fair market value per share of the stock on the date of grant of the Incentive Option shall be the reported closing price of the Common Stock on the New York Stock Exchange on the date of grant of the Incentive Option, or if no sale of the Common Stock shall have been reported on such date of grant, on the next preceding day or the last day prior to the date of grant when a sale was reported.

         IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 2 effective as of the 12th day of December, 1997.

                                              TYLER CORPORATION



                                              By /s/ BRIAN K. MILLER
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